                                                                    EXHIBIT 12.1

                           STONE CONTAINER CORPORATION
          CALCULATION OF HISTORICAL RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in millions)


                                                                                                              Predecessor
                                                                                                    --------------------------------
                                                                     Year ended          Period        Period         Year ended
                                                                    December 31,          from          from         December 31,
                                                              ----------------------     11/19/98     01/01/98   -------------------
                                                                 2000          1999   to 12/31/98  to 11/18/98    1997      1996
                                                              ----------------------------------------------------------------------
Income (loss) before income taxes, minority interest
          and extraordinary item                                  241          (75)         (52)        (837)      (605)     (189)

Add (deduct):
          Undistributed (earnings) loss of owned affiliates         0           11           (1)         112         94       (48)
          Interest expense (a)                                    376          345           47          417        457       414
          Interest component of rental expense (c)                 26           27            4           26         29        27
                                                              ----------------------------------------------------------------------

Earnings available for fixed charges                              643          308           (2)        (282)       (25)      204
                                                              ======================================================================

Fixed charges:
          Interest expense (a)                                    376          345           47          417        457       414
          Capitalized interest                                      0            0            0            2          3        12
          Interest component of rental expense (c)                 26           27            4           26         29        27
                                                              ----------------------------------------------------------------------

                      Total fixed charges                         402          372           51          445        489       453
                                                              ======================================================================

Ratio of earnings to fixed charges                               1.60           (b)          (b)          (b)        (b)       (b)
                                                              ======================================================================



(a) Interest expense includes amortization of debt issuance cost of $3 million in 2000, $4 million in 1999, $19 million in 1998, $20 million in 1997 and $20 million in 1996.

(b) Earnings were inadequate to cover fixed charges for the years ended December 31, 1999, 1997 and 1996 and for the periods from January 1 to November 18, 1998 and from November 19 to December 31, 1998 by
     $64 million, $514 million, $249 million, $727 million and $53 million, respectively.

(c) The interest component of rental expense was deemed to be one-fourth of lease rental expense.